UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Achillion Pharmaceuticals, Inc.

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The following disclosure was included in the Quarterly Report on Form 10-Q of Achillion Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on May 2, 2018:

Separation of Chief Executive Officer and Resignation of Director

On May 1, 2018, Milind S. Deshpande ceased to serve as Chief Executive Officer and he resigned as a member of our board of directors, effective immediately. It is anticipated that Dr. Deshpande will provide certain scientific advisory and other consulting services to us for a one year period following the end of his employment. Dr. Deshpande will not receive cash compensation for and during such services, but all of Dr. Deshpande’s stock options granted to him during his employment with us will continue to vest and be exercisable in accordance with the terms of the option agreements governing such stock options. Dr. Deshpande will receive severance in accordance with the terms of his previously disclosed employment agreement.

Appointment of Chief Executive Officer

Our board of directors appointed Joseph Truitt, our President and Chief Operating Officer, as Chief Executive Officer effective May 1, 2018. Information regarding Mr. Truitt’s business experience is included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2018 under the caption “Executive Officers of the Registrant”, which is incorporated herein by reference.

In connection with Mr. Truitt’s appointment as Chief Executive Officer, we entered into a second amended and restated employment agreement with Mr. Truitt, which became effective on May 1, 2018, superseding his previous employment agreement dated August 4, 2017. The term of Mr. Truitt’s employment under his second amended and restated employment agreement ends on December 31, 2018 and is automatically renewable after such initial term for successive one-year periods unless either we or Mr. Truitt provide written notice to the other at least six months prior to the expiration of the applicable term. Under the agreement, Mr. Truitt receives an annualized base salary of $560,000, subject to adjustment at the discretion of our board of directors. In addition, Mr. Truitt is eligible to receive an annual performance bonus at a target rate of 55% of his annualized base salary, based on our achievement of performance goals for the applicable fiscal year and Mr. Truitt’s achievement of his performance goals for such year, both as determined by our board of directors. Mr. Truitt is also entitled to reimbursement for expenses he incurs commuting between his residence and our headquarters (on a grossed up basis), as well as participation in all benefit programs that we establish and make available to our executives, to the extent that he is eligible under the plan documents governing those programs.

In the event we terminate Mr. Truitt’s employment for reasons other than cause, death or disability, or if he terminates his employment for good reason (as defined in his second amended and restated employment agreement), in each case other than during the period 60 days prior to or within twelve months following a change in control of us and subject to Mr. Truitt entering into a severance and release of claims agreement, Mr. Truitt is entitled to receive (i) his salary in effect on the date of termination until the date that is eighteen months following the termination date; (ii) if he is eligible for and elects to receive COBRA continuation, payment of the premiums for his medical or dental insurance benefits for eighteen months or, if earlier, the expiration of his COBRA continuation coverage; (iii) a payment equal to a pro-rated portion of his target bonus for the fiscal year in which termination occurred; and (iv) immediate vesting and exercisability of 25% of the original number of shares subject to unvested option grants and unvested grants of restricted stock and restricted stock units (if any are outstanding). In the event such termination occurs during the period 60 days prior to or within twelve months following a change in control of us, and subject to Mr. Truitt entering into a severance and release of claims agreement, then Mr. Truitt will receive (i) his salary in effect on the date of termination until the date that is eighteen months following the termination date, (ii) if he is eligible for and elects to receive COBRA continuation, payment of the premiums for his medical or dental insurance benefits for eighteen months or, if earlier, the expiration of his COBRA continuation coverage; and (iii) a payment equal to 150% his target bonus for the fiscal year in which termination occurred, and his equity will vest as described in the next paragraph.

In addition to the benefits described above, upon a change in control, Mr. Truitt is entitled to immediate vesting and exercisability of 50% of the original number of shares subject to unvested option grants and unvested grants of restricted stock and restricted stock units (if any are outstanding). In the event we terminate Mr. Truitt’s employment for reasons other than cause, death or disability, or if Mr. Truitt terminates his employment for good reason, during the period 60 days prior to or within twelve months following a change in control of us, then Mr. Truitt is entitled to immediate vesting and exercisability of all outstanding unvested option grants and unvested grants of restricted stock and restricted stock units.

If Mr. Truitt’s employment were to terminate due to his death, Mr. Truitt’s estate would be entitled to 12 months of his salary in effect on the date of his death.

In addition, Mr. Truitt’s amended and restated employment agreement provides that, subject to approval by our Compensation Committee, Mr. Truitt will be granted an option to purchase 632,000 shares of our common stock, such option to (i) have an exercise price per share equal to the closing price per share of our common stock on the Nasdaq Global Select Market on the date of grant and (ii) vest and become exercisable, subject to Mr. Truitt’s continued service on each applicable vesting date, at a rate of 25% of the total shares underlying the option on the first anniversary of the date of grant and as to an additional 6.25% of the total shares underlying the grant at the end of each full calendar quarter thereafter.

Election of Director

On May 1, 2018, our board of directors elected Mr. Truitt as a Class III director to fill the vacancy created by Dr. Deshpande’s resignation from our board of directors. Mr. Truitt was elected to serve until our 2018 annual meeting of stockholders, or annual meeting, and thereafter until his successor is duly elected and qualified. Mr. Truitt was elected upon the recommendation of the Nominating and Corporate Governance Committee of the board of directors.

Dr. Desphande had been nominated by our board of directors for re-election as a Class III director at the annual meeting. However, as a result of his resignation as a director, Dr. Desphande’s name has been withdrawn from nomination for re-election as a Class III director at the annual meeting and no vote with respect to the election of him as a director will occur at the annual meeting. Our board of directors has nominated Mr. Truitt for election at the annual meeting as a Class III director. Additional information regarding Mr. Truitt’s nomination as a Class III director will be set forth in a supplement to the definitive proxy statement for the annual meeting that we intend to file with the Securities and Exchange Commission.